Exhibit 99.1

Final Transcript

Conference Call Transcript

ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

Event Date/Time: Apr. 21. 2005 / 4:30PM ET
Event Duration: 52 min

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

CORPORATE PARTICIPANTS

Warren Edwards
Affiliated Computer Services — EVP and CFO

Jeffrey Rich
Affiliated Computer Services — CEO

Mark King
Affiliated Computer Services — President and COO

CONFERENCE CALL PARTICIPANTS

Greg Smith
Merrill Lynch — Analyst

Jim Kissane
Bear Stearns — Analyst

Louis Miscioscia
Lehman Brothers — Analyst

Moshe Katri
SG Cowan — Analyst

Adam Frisch
UBS Investment Research — Analyst

David Togut
Morgan Stanley — Analyst

Laura Lederman
William Blair Company — Analyst

Greg Gould
Goldman Sachs — Analyst

Cindy Shaw (ph)
Moors & Cabot — Analyst

George Price (ph)
Legg Mason — Analyst

Ashwin Shirvaikar
Smith Barney — Analyst

David Grossman
Thomas Weisel Partners — Analyst

PRESENTATION

Operator

     Good afternoon. And welcome to the ACS third quarter fiscal year 2005 conference call. Today’s call will consist of prepared statements by ACS, followed by a question and answer period. All participants will be able to listen only until the question-and-answer session. The call is webcast live on the Company’s website and available for replay purposes. If you have any objections, you may disconnect at this time. Leading today’s conference is Mr. Jeff Rich, Chief Executive Officer. Also speaking today are Mr. Mark King, President and Chief Operating Officer, and Mr. Warren Edwards, Executive Vice President and CFO. Mr. Edwards, you may begin.

     Warren Edwards - Affiliated Computer Services — EVP and CFO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

Good afternoon. Thank you for joining us today to discuss our third quarter results of fiscal year 2005. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities Laws and may include statements concerning the Company’s outlook for fiscal year 2005 and beyond, overall and business line growth, revenue, expense trends and other statements of expectations concerning matters that are not historical fact.

As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies available from the SEC’s website, from the ACS website or from ACS Investor Relations.

We have also provided a presentation on our website that we will refer to during our discussion. In addition, we will reference certain non- generally accepted accounting principal financial measures which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principals on the Investor Relations page of our website at www.acs-inc.com. And finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statements.

I will now turn it over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Thank you, Warren. Let me just begin our presentation with the third quarter highlights. If you would please turn to slide number one of our web presentation, you’ll find the slide numbers on the top right-hand corner of the slide deck. Fiscal 2005 third quarter revenue was 1.06 billion. Total revenue grew 6% year-over-year. Internal revenue growth was 2% this quarter. Solid revenue growth in the commercial segment was offset by a revenue decline the government segment.

Third quarter revenue was about 3% lower than anticipated, due primarily to a light quarter of non-recurring revenue in the government segment. Also, as we’ve discussed previously, revenue growth was challenged this quarter by grow-over issues in the prior year period related to HIPAA remediation projects, Georgia Medicaid development work, as well as two contract losses due to client mergers.

Reported third quarter diluted earnings per shares was $0.88, which also included $0.07 per share of a tax benefit related to the 2004 divestiture of the federal business. Excluding this divestiture-related benefit, diluted earnings per share was $0.81 or 16% growth over the prior year period. Earnings per share grew faster than revenue due to increased profit margins and share repurchases.

Turning to slide number two, operating margins continue to expand this quarter to a record 15.6% of revenue. This compares favorably to the prior year adjusted operated margin of 14.7% and is up 50 basis points sequentially versus the December quarter. As you will see later, the restructuring we initiated last autumn has benefited margins in the government segment, and we also had a slight up tick in commercial segment margins sequentially.

Our cash flow was simply outstanding this quarter. Operating cash flow was $173 million during the third quarter or 16% of revenue. Free cash flow was likewise exceptionally strong at $105 million, or almost 10% of revenue. Our cash generation has been strong throughout fiscal 2005. Year-to-date operating cash flow has increased 32% to 472 million and free cash flow has increased 62% to 272 million, well ahead of our internal targets.

Turning to slide number three, I’d like to discuss new business signings. We signed $130 million of annual recurring new business this quarter. Which is somewhat light on the heels of last quarter’s extraordinary signings. Our commercial business delivered another strong quarter of new business, with $94 million of recurring revenue or 72% of this quarter’s total. Our government segment had a relatively weak quarter of new business signings with $36 million in annual new business or 28% of this quarter’s total.

By service line, BPO continues to dominate, representing 95% of the signings this quarter. ITO outsourcing was virtually nonexistent after a great quarter in Q2, and based upon the pipeline we anticipate IT outsourcing will have very strong bookings in Q4. As we have said in the past, quarterly new business signings lumpy by nature. This quarter was no exception. I would also tell you that this quarter’s book of new business was characterized by a lot of small deals. Only two deals exceeded $10 million dollars per year.

On a fiscal year basis, bookings are in good shape. Slide number four recaps our year-to-date new business signings. We have signed $484 million of annual recurring revenue, and this equates to about $2.1 billion in total contract value. Commercial signings represent two-thirds of the total signings year-to-date. From a service line perspective, BPO is, of course, leading the way generating 79% of the year-to-date totals.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

The third quarter represents the second consecutive quarter that trailing 12-month bookings have been up 20% over the prior year. This is an important metric because of its impact on internal revenue growth acceleration in the year ahead. Trailing 12-month bookings in our government segment just turned positive for the first time in the last six quarters. While this is somewhat mildly positive news, bookings are still not at an acceptable level in the government segment to generate solid internal growth.

Our commercial segment on the other hand, has had excellent new business signings for quite some time and internal growth in this segment will be very strong in the coming year. I’m extremely confident that we’ll achieve our fiscal year 2005 target. The commercial sales pipeline is robust and there are some exciting opportunities that could make the fourth quarter a company record.

Please turn to slide number five and I will update you on the Mellon acquisition. In March, we announced the acquisition of human resource consulting and outsourcing business from Mellon Financial Corporation for $445 million cash. After the acquisition closes, our HR practice will generate revenue in excess of $800 million, including about 660 million from the Mellon transaction. We believe this acquisition will propel us forward in the HR outsourcing arena which is one of the fastest growing BPO markets.

This acquisition will add service capabilities in benefit plan outsourcing, as well as consulting and transformational expertise to our existing multiscope HRO capabilities. The acquisition also brings additional talent to support our growing HRO business and a stable of world class clients. As we said in March, we expect this acquisition will be accretive to our fiscal year 2006 earnings, by $0.04 to $0.06 per share and by $0.20 to $0.24 per share in fiscal 2007. We’ve been visiting with clients and employees over the past several weeks. And we’ve received positive feedback on our strategy and our tactical integration plans. We are looking to forward to closing this transaction sometime in June so we can move forward with our transition plans.

Let me summarize the third quarter results on slide number six. We achieved strong performance in our commercial segment, which was offset by weak performance in our government segment. On a consolidated basis, all of our operating metrics are solid except for revenue growth in our government business. As you can see from the numbers, we have taken steps to reduce cost and we are generating strong cash flow. I’m quite confident that consolidated revenue growth will improve as we ramp signed new business.

We have numerous opportunities in front of us, I like our competitive posture, and we will address the revenue growth issues in the government business. Now I’d like to turn it over to Mark King, who will discuss our segment performance in more detail.

     Mark King - Affiliated Computer Services — President and COO

     All right. Thanks, Jeff. Turn to slide number seven and we’ll discuss the government results for third quarter of fiscal 2005. Revenue from the government segment represented 49% of total revenue, the first time in the last four years that it has represented less than half of our revenue. The negative internal growth is due to a lower level of nonrecurring revenue than we expected. In addition, revenue growth was also hampered by the nonrecurring revenue last year from HIPAA remediation, and Georgia Medicaid development work, as well as weak bookings over the last several quarters. However, these grow over issues are virtually gone after next quarter, and will make comparisons easier, resulting in improved internal revenue growth.

While government segment internal revenue growth has been challenged, there are several bright spots including solid growth in our fiscal agent business, pharmacy benefit management services, and our transportation lines of business. In contrast, our workforce and community service business remains very challenged and experienced a 10% decline on a year-over-year basis.

Third quarter margins in the government segment accelerated another 100 basis points sequentially to 19%, and benefited from a full quarter of the restructuring and cost reductions as well as profitable add on work. This compares very favorably to the 16.4% adjusted operating margins in the third quarter of the prior year. I would expect operating margins to remain very healthy in this segment until revenue growth improves.

Turn now to slide eight, and we will review our commercial segment performance. Revenue from the commercial segment represented 51% of total revenue, and grew at 17% this quarter. Internal revenue growth was consistent with the last quarter at 9%. Recall that the loss of the Gateway and Roadway contracts to acquisition are still hurting internal revenue growth in this segment and don’t start easing until fiscal year 2006. These two lost contracts dampened internal growth in the commercial segment this quarter by approximately five percentage points.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

Commercial operating margins were 14.9% during the third quarter, down 90 basis points from the prior year due to higher migration expense, but up 30 basis points over the prior sequential quarter. The commercial pipeline also continues to be exceptionally strong and there are several exciting opportunities that we believe play to our strengths.

Turning to slide nine, trailing 12-month bookings growth has now been 20% or greater for two consecutive quarters. I would point out that the growth rate in September 2003, benefited from the Gateway contract win which, as most of you know, subsequently went away as a result of their merger. So you can see that we are successfully growing our bookings this year, which is the leading indicator of internal revenue growth. With an expected strong fourth quarter of bookings this trend should continue.

Before I finish, let me give you a quick update on our growth opportunities. Turn to slide number 10. Our pipeline continues to be in excess of $1.2 billion, areas of strength continue to be HR outsourcing, ITO and healthcare. We like the IT outsourcing business because it has double-digit margins, and because it is a critical skill set to have when competing on large BPO opportunities.

Healthcare continues to be a very exciting business for ACS. Approximately $1 billion of our reported trailing 12-month consolidated revenue is in the healthcare sector across the commercial and government segments. Whether it is Medicaid, pharmacy benefit management, or new Medicare opportunities on the government side or providing consulting to healthcare providers or IT and BPO to both providers and payers on the commercial side, we have tremendous opportunities to lower costs of delivery in an area where you continue to see significant cost escalation. We are very excited about this market opportunity.

I wanted to close out this slide by talking about our European opportunities. Over the past few years, we’ve quietly been building up our IT and BPO capabilities throughout Europe. In fact, after the Mellon transaction closes, we’ll have about $120 million of annual revenue and almost 1,000 employees. In the IT space, we’re opening up an Amsterdam data center next week to complement our existing operation in Cork, Ireland.

In the BPO space, we have a world class F&A BPO center in Barcelona, and are continuing to expand our operations in Poland as well. In the HRO space our global capabilities compare very favorably versus our competitors, we’re particularly excited about the HR consulting practice that we’re going to be gaining in the U.K. together with strategic joint ventures that we have throughout Europe from the Mellon transaction.

Finally, a few months ago, we hired Brian Stones a former senior executive from E&Y and Cap Gemini, to lead our European operations. Our sales pipeline in Europe is starting to grow quite nicely and I believe we will start announcing some wins here very soon. Areas of strength in the pipeline are in the F&A and HR space, but IT is beginning to build momentum as well. I’ll now turn it over to Warren Edwards who will discuss our third quarter financial results in a little bit more detail.

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     Thank you, Mark. Please turn to slide 11. To recap, revenue for the quarter was approximately $1.06 billion, representing growth of 6% compared to the prior year quarter, excluding divested operations. As Jeff detailed earlier, we were below our revenue range due primarily to lower than expected nonrecurring revenue. Historically, nonrecurring revenue has been about 10 to 12% in any given quarter.

As noted in our fiscal year 2004 annual report, last year’s total nonrecurring revenue was about 11%, and in some of the prior quarters, this percentage was actually around 12% due to HIPAA, Georgia development and unclaimed property services. During this quarter our nonrecurring work was actually several percentage points below our historical levels and below our expectations. Again, this was the primary driver this quarter for the shortfall on the top line.

Operating margins were extremely strong at 15.6% for the quarter compared to 14.7% in the prior quarter as adjusted. Again, as our growth slows, we typically get an uplift in our operating margins, as we have less start up expenses from new contracts, and we execute cost cutting measures in certain areas of our business.

Reported diluted EPS was $0.88 and this included a $0.07 per share benefit related to the fiscal year 2004 federal divestitures. Excluding this benefit, adjusted EPS was $0.81, compared to an adjusted $0.70 in the prior year quarter representing a 16% growth. I might also point out that excluding the divestiture tax benefit, our overall effective tax rate this quarter is lower than prior periods due to the recognition of certain federal, state and foreign incentives related to our operations. Going forward, we anticipate our target effective tax rate should be positively impacted by further recognition of these incentives, and the geographic mix of where our operations are performed.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

I have recapped our balance sheet on slide 12. Most of the changes from December to March are a result of acquisition activity, primarily the Superior Healthcare acquisition. Accrued compensation increased 27 million due to the time in the payroll cycles, and the accrual of the incentive compensation.

Long-term debt increased $136 million from December 31st, due to the Superior acquisition, as well share repurchases. Accordingly, our debt to cap ratio increased from 8% last quarter to 12% at March 31st. I would also remind everyone that we would expect our debt to cap ratio to increase after the Mellon acquisition.

As noted in our third quarter release earlier today, in April 2005 we entered into treasury rate lock agreements to provide interest rate protection in contemplation of a possible public debt offering during the fourth quarter fiscal year of 2005. This possible public debt offering would be done on our existing shelf registration statement. The treasury locks are for an aggregate notional debt amount of $500 million. Of course, there can be no assurance that will we commence or consummate any such debt offering.

Of course, this debt offering is being contemplated as a result of the Mellon acquisition debt, and in looking at our capital structure, we believe it is likely that we will continue to have some level of debt outstanding for the foreseeable future and as a result we want to take advantage of very attractive long-term interest rates. As long-term rate we’re contemplating our acquisition model, this will have no impact on an accretion that we anticipate from the Mellon acquisition. Finally, share repurchases during the quarter were $116 million, or about $54 per share. Approximately 376 million remains under our existing Board of Directors authorizations.

Now turning to slide 13. Our cash flow continues to be extremely strong this fiscal year. This quarter’s operating cash flow is $173 million or 16.2% of revenue. CapEx and additions to intangibles were $68 million during the quarter or about 6.4% of revenue. Free cash flow was 105 million or about 9.8% of revenue. For the first nine months of the fiscal year, operating cash flow was 472 million or 15% of revenue versus our annual target of 13 to 14% and for the first nine months of fiscal year 2005, our free cash flow was about 272 million, a 62% increase over the prior year adjusted free cash flow and 8.7% of revenue, also above our annual target of 7 to 8%.

Turn to slide 14 and we’ll discuss our guidance for fiscal year 2005. Fiscal year 2005 revenue is estimated to range from $4.32 billion to $4.35 billion. This assumes that the Mellon transaction closes in June 2005. In addition, we are also assuming that nonrecurring revenue for the fourth quarter will continue to be below historical levels.

Fiscal year 2005 diluted EPS is expected to range from $3.11 to $3.13. Fiscal year 2005 diluted pro forma EPS, including stock option expense, is expected to range between $2.95 to $2.97, representing dilution of approximately 5 to 6%. As you can see ACS has been prudent in granting stock options. And as you may know, ACS will begin recording stock option expense effective July 1, 2005.

With that as a backdrop, let’s discuss 2006 guidance. Over the past several quarters, many of you have provided feedback as it relates to the level of detail we provide. We have reviewed industry practices and we will conform our commentary to be consistent with that of our peers. Now, focusing on slide 15, total revenue growth will be in excess of 20%, this includes completed acquisitions and the Mellon HR acquisition which is expected to close in the June 2005 quarter.

The internal revenue growth for the fiscal year 2006 is expected to range from high single digits to mid-teens. In determining guidance for fiscal year 2006, we attempted to take into consideration anticipated ramp cycles for new business, renewal rates, and the level of nonrecurring business. Of course, given the challenges that we’ve seen this year in ramp cycles and nonrecurring revenue contributions, coupled with a little bit more exposure to consulting revenues associated with the fiscal year 2005 acquisitions, we have tried to be very conservative in this guidance.

And finally, as I mentioned earlier, we will be required to begin expensing stock options on July 1, 2005. Our stock option expense dilution is one of the lowest in the industry at about 5 to 6%, and we don’t expect that to change for next fiscal year. As a result, fiscal year 2006 diluted EPS including stock option expense is expected to range from $3.30 to $3.55 representing 12 to 20% growth.

In summary, despite a challenging quarter for top line growth, it was another very solid quarter and we believe accelerating internal growth is just around the corner. Our pipelines remain healthy and trailing 12-month bookings growth is in excess of 20%, a very strong leading indicator of double digit internal revenue growth.

We are taking the appropriate actions to cut costs and invest in areas that offer good opportunities for future growth. We announced two acquisitions during this quarter that we believe give us good momentum in the areas HR outsourcing and healthcare. Once again, we posted very strong cash flow metrics and are exceeding our stated goals for the year. As a result of all of these factors, fiscal year 2006 is looking quite promising.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

One last housekeeping matter, any public debt offering will be affected under our existing effective shelf registration statement previously filed with the Securities and Exchange Commission and offered only through a prospectus and accompanying prospectus supplement issued under the registration statement. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any offered debt securities in any state where such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

     QUESTION AND ANSWER

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     That’s all of our prepared comments. We’ll now open it up for questions and answers.

Operator

     Thank you. We will now begin the question-and-answer session. If you would like to ask a question, please press star one on your touch-tone phone. You will be prompted to record your name. To withdraw your question, press star two. One moment for the first question, please.

The first question comes from Greg Smith of Merrill Lynch. Your line is open.

     Greg Smith - Merrill Lynch — Analyst

     Hi, good afternoon, guys. With the issue regarding the nonrecurring revenues. We’ve obviously had that for a couple of quarters now. Can you just give us a little more color on what’s going on there. Why it’s not a trend? And also what’s the percentage in our ‘06 guidance, the assumption for nonrecurring revenue?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     Greg, this is Warren. I guess first, as it relates to what we’re seeing really from a nonrecurring revenue basis, it’s one of the things that, the visibility is not as clear as it compares to our long-term contracts where we have good visibility on recurring revenues kind of quarter in and quarter out.

I think obviously it’s hard to make a global statement about what we’re seeing in the marketplace. And I think it’s just something has to do with the timing of when these nonrecurring services around equipment sales, whether it be unclaimed property services, you know, some consulting services and the like, when they occur.

When we look out to ‘06, we’re trying to be fairly conservative as it relates to our numbers out there. Obviously, we’re very early in the budgeting process for ‘06 and there’s a lot of moving parts. Suffice it to say, we’re comfortable with the guidance that we’ve given as it relates to ‘06. From a trend perspective, I think it was a weak quarter this quarter based on what we’re seeing out there. And from what we can tell, it’s going to be a weak quarter next quarter. And we’ll just continue to monitor it.

     Greg Smith - Merrill Lynch — Analyst

     Okay. What’s a typical, kind of margin we should think about? Is it too hard to generalize or can you give us just a general margin on the profitability of the nonrecurring, it looks it’s a little bit lower, maybe?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     Yeah. You would expect equipment margins to be pretty low. There is a wide range of margins on non-recurring revenue. But, again, it’s just something you have to deal with. And when it doesn’t happen it typically doesn’t hurt you from an earnings perspective.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Greg Smith - Merrill Lynch — Analyst

     Okay. And then one question.

     Jeffrey Rich - Affiliated Computer Services — CEO

Greg — this is Jeff. We really have to limit questions. And I guess we didn’t do this up front. But we really need to limit questions to one because we’ve got lots of people on the line that want to ask them. But I do want to correct, perhaps a misunderstanding. Nonrecurring revenue can be very high margins, it can be very low margins it depends on what it is. As Warren said, equipment margins are very low. Unclaimed property and software sales have very high margins.

And, the strong profitability in this business is really cost reduction actions that we took last fall that’s coming through in the business. And you would expect that. We’ve always said in this business that as revenue growth accelerates our margins will go under pressure due to migration costs in ramping up the new business. And with the kind of slow growth that we had in the government business, we’re not spending the money on migrations, we’re also reducing costs and that’s really what’s driving the increased margins this quarter. And the absence of low margin, nonrecurring revenue.

Operator

     Our next question comes from Jim Kissane of Bear Stearns. Please ask your question.

     Jim Kissane - Bear Stearns — Analyst

     Yeah. Thanks. Mark or Jeff, can you elaborate on what you’re going to do to rejuvenate the growth in state and local business. And maybe some of the macro factors that have caused the slow down here — besides some of the issues around the nonrecurring?

     Mark King - Affiliated Computer Services — President and COO

     Sure, Jim. This is Mark. From a macro point of view, it’s first important to note that when you look at a state and local market, it’s not just one market, it’s a bunch of smaller submarkets. This is an area where we are the largest in the country. We’ve been so successful at some of this, that we have, you know, we’ve gotten a large share of a lot of this business.

What we’re really trying to do to rejuvenate it is we’re going out and going into additional service lines. Not just in the Medicaid business, we’re venturing out into the Medicare arena and the transportation business with what you saw with the Pier Pass that we’re trying to do. What we’ve got to do is we’ve got to go to new services. We’ve got to expand geographically, we’ve also got to bring some of the things that we’re doing in the commercial world, such as human resource outsourcing and finance and accounting outsourcing, that really has just — has been done almost not at all in the state and local market and we need to focus on that.

Over the last six months, we’ve been really trying to do that. But as you also know, that this is something that is a multi-quarter process. Sales cycles in this business are 9-12 months. It’s something that will take awhile.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Sometimes longer.

     Jim Kissane - Bear Stearns — Analyst

     Jeff, can I get one last question. Will you consider divesting businesses within state and local or commercial that are underperforming for a long period of time?

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Jeffrey Rich - Affiliated Computer Services — CEO

I’m not going to comment on anything directly. Obviously, this is a very profitable business. We’re committed to it. But, I think if you look back in our history, it’s been fairly consistent. Businesses that can’t grow or earn acceptable returns on capital do get divested from our portfolio and the proceeds get reinvested. It was interesting as we were looking through the numbers this week. We sold our federal business about — a little over a year ago. Our government segment this quarter made more money than it did two years ago. That’s after we sold our federal business for $650 million and returned about $850 million in capital to the shareholders. So, I think that answers your question as to what we might do in the future if performance doesn’t improve.

     Jim Kissane - Bear Stearns — Analyst

     Thank, Jeff.

Operator

     Our next question comes from Lou Miscioscia of Lehman Brothers. Your line is open.

     Louis Miscioscia - Lehman Brothers — Analyst

     Okay. Great. I guess maybe if you could just expand on the government business again. What are the thoughts of maybe shifting some of the salespeople that are in government over to the commercial side? Obviously, it seems like that area is going well. Theoretically, given some strength you could even tap that area even more you would think.

     Jeffrey Rich - Affiliated Computer Services — CEO

     That’s a good question and a great suggestion in theory. The reality is there are very few people that can be successful in both worlds. The government world is very different from the commercial world. There’s very few government people that can be successful in commercial. There’s very few commercial people that could be successful in the government world.

But the right answer is what we are doing. We are downsizing the overhead resources in the government business. We have installed a new commission plan in the government business. We are reinvesting resources in the commercial business both on the sales front at the relationship manager level, transition manager level.

And that’s what we should do. When you’re faced with weak growth opportunities, you shouldn’t keep trying to grow foolishly. We should redirect resources in terms of dollars and cents over to where the growth opportunities are and that’s what we have been doing. That’s why you’re seeing such strong margins in the government segment.

     Louis Miscioscia - Lehman Brothers — Analyst

     Okay. One quick follow-up. You did make a comment about trying to focus more on the IT outsourcing sector. How will you attack that in the sense of some of your competition that usually ends up being extremely capital intensive, so will you take a different approach to it?

     Jeffrey Rich - Affiliated Computer Services — CEO

We’re not focusing more on it. We’ve always been focusing on it. The comment and the point was, we had a dearth of IT outsourcing signings this quarter. But that was on the heels of a really outstanding quarter in December so they’ve been busy with transitions.

And there’s some good opportunities in the pipeline. We are being very selective about the IT outsourcing opportunities. We’re very concerned about capital intensity as we have been for the last year in IT outsourcing We’re just being selective.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

And we’ve seen some deals come through our pipeline in the last year that were just unacceptable in terms of return on capital and the capital intensity of them and we just have to move away from those opportunities and go to the ones that would make a lot of sense for us financially.

     Louis Miscioscia - Lehman Brothers — Analyst

     Okay. Thank you.

Operator

     The next question is from Moshe Katri of SG Cowen. Please ask your question.

     Moshe Katri - SG Cowan — Analyst

     Hi, guys. Jeff, you spoke about the commercial environment that’s being characterized by small deal sizes, maybe deal flow. Maybe you can talk a bit more about that. Maybe also address the competitive landscape. Are we seeing IBM, maybe Hewitt or maybe just new entrants into this area pricing irresponsibly or aggressively? I think some feedback there will be helpful there. Thanks.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Here’s how I characterize the market. It’s brutally competitive, as it always has been. I don’t see anybody pricing irresponsibly. There’s always a deal in a 1.2 billion pipeline where the pricing will come down and it won’t make sense. But it’s one out of 50, it’s very rare. I would say that HP has faded from our pipeline completely. I would say that EDS is coming back into the pipeline, probably stronger than they have been over the last couple of years. That’s kind of a neutral. And other than that, the regular competitors are always tough.

     Moshe Katri - SG Cowan — Analyst

Looking at some of the recent deals that were awarded, the Dana deal for example, is there anything that was specific to that deal structure, that was unusual for you guys?

     Jeffrey Rich - Affiliated Computer Services — CEO

     Well, I’d prefer not to comment on specific opportunities.

     Moshe Katri - SG Cowan — Analyst

     Okay. Thanks.

Operator

     The next question comes from Adam Frisch of UBS. Please ask your question.

     Adam Frisch - UBS Investment Research — Analyst

     Thanks. Just wanted to ask you a question about ‘06 organic growth. If you assume that the Mellon acquisition — the Mellon revenue stayed flat at about 600 million from what they were, that adds about, according to my calculations, 13 or 14% growth. And then you get a little bit of a bump from Superior as well. I’d like to know, according to my math, at least, it looks like your organic growth is more in the mid-single digit range for ‘06? Is that — what am I missing here?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     All we’ve said, Adam, is that we expected the growth to be in excess of 20%. And the internal growth will range from a high single digit to mid teens. We’ve given a very wide range.

     Adam Frisch - UBS Investment Research — Analyst

     Okay. Maybe we can go over that offline. The only other follow-up I wanted to ask, was if you could provide some color around the reasoning behind the compensation committee granting senior execs some options, three to four months earlier than normal. I think the March grant has happened like one time in the last seven or eight years according to your Form 4s, and why the grants were like twice the average that were granted over the last five years? Thanks.

     Jeffrey Rich - Affiliated Computer Services — CEO

     I don’t think they were twice the average that’s been granted over the last five years. But I can tell you it’s real simple. We had just announced the Mellon transaction. I’ve got a management team that’s got a big job to do and they have to do it right now. And I want them to be real motivated to make it happen and to get those transition plans in place, communicated to everyone, so that we can hit the ground running when we close. It just made a lot more sense to me and the Board as we discussed it, to do that now. And so I recommended that to the Board and the Board decided to give me some options too. That’s how it happened.

     Adam Frisch - UBS Investment Research — Analyst

     Okay. Thank you.

Operator

     The next question comes from David Togut of Morgan Stanley. Please ask your question.

     David Togut - Morgan Stanley — Analyst

     Thanks, Jeff. What are the specific bookings assumptions for ‘06 that drive your high single digit to mid teens internal growth forecast?

     Jeffrey Rich - Affiliated Computer Services — CEO

     We haven’t really gotten into specific booking assumptions. If you ask what the ‘06 booking number is, I would say, well let me see what the Q4 booking is first. Let’s see what the pipeline is then. We have penciled in some numbers. It’s not aggressive. As Warren said, we’ve been more conservative on ramp schedules than what we have been historically. But we’re quite comfortable that we’ll be able to achieve enough bookings to convert them into revenue. And also part of it is getting the revenue ramped that we’ve already signed this year.

     David Togut - Morgan Stanley — Analyst

     To that point, I think to make your ‘05 bookings, you need $250 million in bookings annualized revenue in the fourth quarter. What’s your visibility on that and what specifically would drive it?

     Jeffrey Rich - Affiliated Computer Services — CEO

     Well, what’s going to drive it is a handful fairly significant deals that we’re working on. It’s — we feel good about the pipeline. We feel good about the opportunities in front of us. But I know from experience, until they’re done, they’re not done. And they’re not done.

     David Togut - Morgan Stanley — Analyst

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Okay.

     Jeffrey Rich - Affiliated Computer Services — CEO

     We feel good about Q4 and our ability to post a pretty good sized number.

David Togut - Morgan Stanley — Analyst

     Okay. Thank you.

Operator

     The next question is from Laura Lederman of William Blair. Please ask your question.

     Laura Lederman - William Blair Company — Analyst

     Yes, I wanted to talk a little bit about the HR BPO market. Can you talk a little bit about the pipeline there, large projects, would we see any of those in the next quarter or the quarter after in terms of signings? And also, how many years would it take to reach break even. Hewitt says it takes about two or three years to break even on an HR BPO project and I was wondering what you thought in terms of the type of ramp that you would see in them? Thank you.

     Mark King - Affiliated Computer Services — President and COO

     In terms of the HR pipeline, without getting into the specific size and things like that, what I would say is there are a number of HR outsourcing deals. It’s not just in the U.S. but it’s in Europe too. We absolutely agree with all of the other industry analysts out there that are saying that the HR outsourcing business is just on fire. Which is why we think that the Mellon transaction is going to be so good giving us the subject matter expertise.

In terms of the relative size of individual deals, Laura, I think as a general rule, you typically will take over somewhere between 25% to 60% of the total HR spend of a particular Company. And again, we’re typically focusing on the fortune 300 to 500. Depending on the scope, you have typical sizes that range anywhere from, let’s say as low as $10 million, up to, let’s say the 80 to $100 million range.

They’re all over the board in that. We’re not necessarily seeing a decline in any of these. There’s still some good sized opportunities out there. But there’s also a number of smaller deals as well. In terms of profitability, your last question, we have maybe a little bit different model. We will lose money for a few months as we’re going through transition activities and so on and so forth. The idea of waiting two to three years before you turn in a profit on a five-year deal, to us, that’s way too much risk. We don’t do that.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Even on a 10-year deal. Typically you lose money for four months to maybe a maximum of nine months, but then everything slips so it’s really 12 months. My experience, if you’re losing money after two years, that’s because you made a bad deal.

     Laura Lederman - William Blair Company — Analyst

     Can you talk a little bit about pricing in the environment and BPO, and are you seeing new entrants there for the HR BPO? And how is pricing looking in terms of new entrants?

     Mark King - Affiliated Computer Services — President and COO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     You know, Laura, It’s funny in the HR arena specifically, you’re not really seeing any new entrants on the single scope That’s what it’s called when you’re doing single towers like benefit outsourcing, things like that. You’ve got Hewitt and you’ve got Fidelity and now, of course, you have ACS with the Mellon transaction. In terms of the multiscope, you know the deals that everybody is talking about that are the, again, the $20 million, $30 million, $50 million a year deals, primarily it’s been ACS, Hewitt, Accenture, and IBM has popped in there a little bit. There’s a lot of players that are trying to get in. I think they will get in. It’s got to become more competitive. In terms of things happening right now, we’re not seeing as much change in competition.

     Laura Lederman - William Blair Company — Analyst

     Final question, the continuing slowing of ramp cycles; why is that?

     Jeffrey Rich - Affiliated Computer Services — CEO

     We didn’t understand your question. Can you repeat it?

     Laura Lederman - William Blair Company — Analyst

     In general business the slowing or the slow ramp cycles of new projects; why is that? I know you’re assuming it continues. But what’s going on there?

Laura Lederman - William Blair Company — Analyst

     Ramp cycles of new projects ramping being slower than they used to.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Well, that’s affecting our numbers this year based upon the historical assumptions. And it’s affected by deal timing, it’s affected by deal mix. And your question is a good one. There is no real general answer. The answer is it’s a case by case analysis.

When you start with the big assumptions that say if I’m going to sign X amount of business and I’m going to get 40% of that to turn into revenue in a given fiscal year, which historically has been the case, it really is a granular level, when do you sign it and what type of business is it. ITO deals can turn on, on day one, they can turn on in six months when you do the migration, BPO deals can start out at nothing on day one and have a three month burn in schedule, a six month burn in schedule or a year burn in schedule.

It’s really just a mix of the business that you’re signing and when you sign it versus what you forecast and when you start at the beginning of the year, it’s impossible to forecast what day and what month, let alone what quarter, the deals will fall in. This business is lumpy and it will always be.

Operator

     The next question from Greg Gould of Goldman Sachs. Please ask your question.

     Greg Gould - Goldman Sachs — Analyst

     Thanks. I want to focus on the bookings. Because you gave such a wide range for organic growth next year, are you saying that to hit the upper end of that range, there’d have to be a lot of business that would be won shortly, given the slower ramp cycles. Are you saying that the pipeline is a lot stronger now or that the opportunities that are in the pipeline are ones that you have a higher probability of winning?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

Greg, this is Warren. You go back to the various factors that roll into internal growth. It’s ramp, it’s timing, it’s non-recurring revenue. It’s the actual timing of the booking within the quarter. There are a lot of things that go into it. And you know, we’re just giving ourselves a wide girth. You can have more bookings quicker, that would impact it. You can have higher nonrecurring revenue, that will have an impact. There’s a lot of factors that go into it. And as I said earlier we’re very early in the budgeting process. We have a very strong commercial pipeline. We have a lot of activity going on right now. And so a lot of factors that go into it. So I don’t think there’s just one thing or another.

     Greg Gould - Goldman Sachs — Analyst

     Based on Jeff’s comments though, shouldn’t we expect at least the average target of $175 million on a quarterly basis. Shouldn’t it be better than that in the fourth quarter? I’d like to pin you guys down on that.

     Jeffrey Rich - Affiliated Computer Services — CEO

     You never know until it’s done It’s’ not a relatively wide range versus what some of our peers forecast, but if you look at the internal growth, or the way I’m looking at it — that range will telescope down over the next six months based on our success. Because you’re either going to have healthy signings or not. If we have healthy signings it pushes toward the higher end of the range, if you have unhealthy signings, you’re going to be at the lower end of the range. So, it’s just visibility. We’re looking out at a time period that’s 15 months out. We need to see it happen before we can tighten up that range for you.

     Greg Gould - Goldman Sachs — Analyst

     Let me sneak one last question in, and that’s on the share buy-back. With the debt financing seem to have Mellon sort of buttoned up but there’s still a lot of free cash flow. Should we expect an increase in — or solid buyback activity in the new fiscal year?

     Jeffrey Rich - Affiliated Computer Services — CEO

     Greg, it’s something we’ll continue to watch and take under advisement as we move throughout the fiscal year. There are obviously things and acquisition activity that’s ongoing. Nothing huge at this point. We continue to look at opportunities. So, we have to look at all of the options out there as we kind of go throughout the rest of this calendar year.

Operator

     The next question is from Cindy Shaw of Moors & Cabot, please ask your question.

     Cindy Shaw - Moors & Cabot — Analyst

I’ve heard finance and accounting outsourcing in particular experienced a pause due to Sarbanes-Oxley. But that that pause is pretty much kind of behind people if you could comment on what you’re seeing there, and I’ll have another question after that.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Yeah. It certainly did for 18 months. In advance of December we had a pause for our existing clients, we were quite involved in installing Sarbanes-Oxley proof controls and part of the testing. We have seen a couple of significant opportunities emerge in the pipeline. I would say that they’re fairly early. Everybody just finished issuing their annual reports and their K’s and their kind of saying, okay, now what’s next.

But one thing that is good, long-term for the F&A business, is the better a process is documented, the easier it is to outsource. A lot of our clients, when they go to outsource a particular process, they might have to work for easily six months and often times a year or more documenting their processes so that they can then do the knowledge transfer to an outsourcer, who may be doing it in a different location or a different country or all around the world. Long-term I think Sarb-Ox is going to be quite healthy for the F&A business, everybody’s just finished dealing with it.

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Mark King - Affiliated Computer Services — President and COO

     Cindy, the another anomaly that I would say in the F&A business, is the deal size is typically smaller than HR. That’s because in HR you typically are combining much more — many more towers and services. What I’ve heard from clients, as a result of Sarb-Ox, is they’re wanting to do more outsourcing, of maybe, one, two or three discreet functions, whether it’s procurement or CNE management or billing because they find that that might be easier for them to get their arms around specific internal controls under Sarb-Ox.

     Cindy Shaw - Moors & Cabot — Analyst

     It sounds like we might see some things starting to close at the end of the calendar year or early next year, but it’s not going to be a real large deal?

     Jeff Rich - Affiliated Computer Services — CEO

     I think that’s right. I think that’s right.

     Cindy Shaw - Moors & Cabot — Analyst

     And then as the follow-up, you probably know that Equaterra is just in the process now of starting up a state and local, actually I should call it a government practice in terms of advising outsourcing buyers. I talked with the fellows last week who are going to be heading up that practice, and they seem to think there are a lot of opportunities on the federal side. They’re not real excited about state and local budgets. Any comments in terms of those views and whether or not their views on the budget, state and local, if that’s correct, how it could impact ACS?

     Jeffrey Rich - Affiliated Computer Services — CEO

     The issue with state and local — I mean, there’s never been any consultants on the state and local side. They just don’t hire consultants. I wish they would, actually. It would streamline a lot of the processes and make it better. But we see states do massive procurements. They don’t have an adviser on their side, which is stunning to us. The federal government has often hired advisers and consultants. I think as a consulting business that’s exactly what Equaterra should do is focus on the federal market. We still play in federal education and federal healthcare opportunities. And we think there is going to be some significant federal healthcare opportunities over the next couple of years. And we’re certainly dialed into those.

     Cindy Shaw - Moors & Cabot — Analyst

     On the budgets, I know you’ve commented in the past that state and local budgets don’t necessarily influence how much business gets outsourced or in fact a tight budget can help incent outsourcing. Any thoughts on that?

     Jeffrey Rich - Affiliated Computer Services — CEO

     Budgets are in much better shape now — I haven’t heard a single public official or appointed administrator talk about budget pressures, other, of course, than California’s still dealing with fiscal lows to some extent. But they’re in much better shape, the major crisis is over and budgets by and large are in pretty decent shape.

     Cindy Shaw - Moors & Cabot — Analyst

     Florida — just one last follow up — I’m understanding some real anti-outsourcing sentiments there. Potentially the welfare eligibility deal is not getting done. Any thoughts on that?

     Jeffrey Rich - Affiliated Computer Services — CEO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Yes, it blew up six months ago.

     Cindy Shaw - Moors & Cabot — Analyst

     Okay. Thank you very much.

     Jeffrey Rich - Affiliated Computer Services — CEO

     Everybody that was involved in it resigned for other reasons. But that’s old news.

Operator

     The next question is from George Price of Legg Mason. Please ask your question.

     George Price - Legg Mason — Analyst

     Thanks very much. I had a couple of quick questions about the guidance. Wanted to clarify, on the internal growth range, should we take that to mean in the different quarters in fiscal ‘06 or is that for the entire year overall?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     A full year number, George.

     George Price - Legg Mason — Analyst

     Okay. And then I believe you’ve mentioned that the revenue guidance that you’ve given includes contemplated acquisitions or did not?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     Completed. I’m sorry, I misspoke, it’s completed acquisitions.

     George Price - Legg Mason — Analyst

     Okay, all right.

George Price - Legg Mason — Analyst

And If I could, on the fiscal ‘06 EPS guidance, could you give us any guidance in terms of what that means in terms of a diluted share count or impact of anticipated repurchases?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     No.

     George Price - Legg Mason — Analyst

     Okay. How about tax rate guidance for fiscal ‘06. Stay at 35?

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     No. Just not going to get into that level of granularity, George.

     George Price - Legg Mason — Analyst

     You did say though, going forward that the tax rate you’d continue to see some benefit from those similar to what you saw in this quarter?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     That’s correct.

     George Price - Legg Mason — Analyst

     Okay, but you just won’t quantify that.

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     No.

     George Price - Legg Mason — Analyst

     All right. Thank you.

Operator

     The next question comes from Ashwin Shirvaikar of Smith Barney. Please ask your question.

     Ashwin Shirvaikar - Smith Barney — Analyst

     Sure. What should your long-term organic growth rate be, given all the changes in the market, the increased competition state and local, as well as on the commercial side?

     Jeffrey Rich - Affiliated Computer Services — CEO

     That’s a good question. We have a long history of outperforming the market. You know, if you look at the market, we’ve pretty much always gone double-digit, except for this year. We’re kind of in a year of transition. The commercial business continuing to perform extremely well despite the fact that most of our competitors aren’t even growing close to what we’re growing in the commercial business.

We will always — I always — I firmly believe this because we have unique competitive advantages in the way we do our business and the tools that we have and the compensation methodologies that we have that enable us to outperform the market. Now, as to how fast the market is going to grow — one year, two years, or five years, or ten.

I think it’s going to be a healthy growing market because I still see a massive amount of back office administrative functions that are performed in-house either by large organizations or government agencies. And how fast we’ll go through numerous cycles in terms of how fast those operations get outsourced to third party providers who have the economy of scale, can do it cheaper, better, and faster. I know that’s not a specific answer to your question but that’ll give you some color to think about.

     Ashwin Shirvaikar - Smith Barney — Analyst

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     But with regards to your prior year’s comments of 13 to 16%, are you still shooting for that at some point, a year and a half, two years down the road, or is that pretty much past history based on past bookings?

     Jeffrey Rich - Affiliated Computer Services — CEO

     I think, you know, we have organic growth rates of as low as 2% to as high as 23% I think. So, it’s varied all the way in between. I think the market should be double-digit growth. We should be able to grow at that level. This market will go through periods where there’s high demand from customers and then lower demand. It’ll go through periods where there’s consolidations of the industry participants. And then growth, new emerging markets will emerge and grow. I think it’s difficult to predict and kind of put a number on.

     Ashwin Shirvaikar - Smith Barney — Analyst

     Okay. One clarification, if I may. You mentioned there were many small contracts in your signed business. I just wanted to clarify. At what level of size of contract or total contract value do you start seeing intermediaries or consultants or advisors take part?

     Jeffrey Rich - Affiliated Computer Services — CEO

     That’s a good question. I would say if the contract is more than $10 million a year, you’ll almost certainly see an adviser. It’s pretty rare to see an adviser on something between $5 million and $10 million a year. You’ll never see an adviser below $5 million a year. In terms of business mix, I’d rather have 1,000 little bitty contracts every quarter. It gives you revenue diversity.

     Ashwin Shirvaikar - Smith Barney — Analyst

So you’re basically saying you did not see too many brokered deals this quarter? Right?

     Jeffrey Rich - Affiliated Computer Services — CEO

     Quantity wise, that would be true.

     Ashwin Shirvaikar - Smith Barney — Analyst

     Okay. Thank you.

     Warren Edwards - Affiliated Computer Services — EVP and CFO

     Okay operator, I think we have time for one more question.

Operator

     Thank you. The last question comes from David Grossman of Thomas Weisel Partners. Your question may be asked.

     David Grossman - Thomas Weisel Partners — Analyst

     Thank you. Just a question on the margins. As we look into next year, other than a mix and the rate of bookings growth, are there any other factors we should consider as we think about margin trend in ‘06?

     Warren Edwards - Affiliated Computer Services — EVP and CFO

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Final Transcript

Apr. 21. 2005 / 4:30PM, ACS — Q3 2005 Affiliated Computer Services Earnings Conference Call

     Yeah the two main things, David, is, of course, the Mellon transaction. We gave color on what that impact is to margins on our call when we talked about Mellon. That would be one big piece as the synergies kick in and what have you. Of course, the other piece will be now that we’re expensing stock options that will be contemplated in our operating margins. You know, it’s going to be fairly consistent with what you find this year in terms of just, absolute dollar amounts or the percentage amount decrease. So, those are the other two big things. Past that, you’re right, it’s timing of bookings, ramp, the pace of growth are going to be the biggest components.

     David Grossman - Thomas Weisel Partners — Analyst

     And the context of your options comments. Should we assume that the option dilution stays at 5 to 6% in the foreseeable future? I know that is your guidance for ‘06.

     Jeffrey Rich - Affiliated Computer Services — CEO

     At this point I don’t see that changing. Obviously, the only thing that might change it would be, a big acquisition somewhere out there in the future that you were to do and you were issued a bunch of options. Rather than that, that might spike it up in any given period of time. No, just — I think you’re going to continue to see standard grants that will happen year-in and year-out based on our historical cycles.

     David Grossman - Thomas Weisel Partners — Analyst

     Great. Thanks very much.

     Jeffrey Rich - Affiliated Computer Services — CEO

     All right. Thank you.

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